Exhibit 1.01 Conflict Minerals Report
This Conflict Minerals Report (this “Report”) for the year ended December 31, 2023 is presented to comply with Rule 13p-1 under the Securities Exchange Act of 1934, as amended (the “Rule”). The Rule was adopted by the Securities and Exchange Commission (the “SEC”) to implement reporting and disclosure requirements related to Conflict Minerals (hereinafter defined) as directed by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”). The Rule imposes certain reporting obligations on SEC registrants whose manufactured products contain “Conflict Minerals” which are necessary to the functionality or production of their products. “Conflict Minerals” are defined as cassiterite, columbite-tantalite, gold, wolframite, and their derivatives, which are limited to tin, tantalum, and tungsten for the purposes of this assessment. The “Covered Countries” for the purposes of the Rule and this Report are the Democratic Republic of the Congo, the Republic of the Congo, the Central African Republic, South Sudan, Uganda, Rwanda, Burundi, Tanzania, Zambia and Angola.

1.    Company Overview

This Report has been prepared by management of Gibraltar Industries, Inc. (herein referred to as the “Company,” “Gibraltar,” “we,” “us,” or “our”).

Gibraltar is a leading manufacturer and provider of products and services for the renewable energy, residential, agtech, and infrastructure markets.

2.    Products Overview

This Report relates to products for which Conflict Minerals are necessary to the functionality or production of that product; that were manufactured, or contracted to be manufactured, by the Company; and for which the manufacture was completed during calendar year 2023. These products consist of solar racking and electrical balance of systems; roof and foundation ventilation products; single point and centralized mail systems and electronic package solutions; retractable awnings and gutter guard products; trims and flashings, metal roofing, rain dispersion, other accessories; greenhouses and indoor growing operations; structural bearings; expansion joints; pavement sealant; elastomeric concrete; and bridge cable protection systems (collectively, “Covered Products”).

3.    Reasonable Country of Origin Inquiry Due Diligence and Conclusion

The Company has conducted in good faith a reasonable country of origin inquiry (“RCOI”) regarding the Conflict Minerals. This inquiry was reasonably designed to determine whether any of the Conflict Minerals originated in the Covered Countries and whether any of the Conflict Minerals may be from recycled or scrap sources. The Company’s supply chain with respect to the Covered Products is complex, and there are many third parties in the supply chain between the ultimate manufacturer of the Covered Products and the original sources of Conflict Minerals. The Company does not purchase Conflict Minerals directly from mines, smelters or refiners. The Company must therefore rely on its suppliers to provide information regarding the origin of Conflict Minerals that are included in the Covered Products. The Company believes that the smelters and other refiners (“smelters”) of the Conflict Minerals are best situated to identify the sources of Conflict Minerals, and therefore has structured its RCOI and due diligence processes to ultimately identify the applicable smelters of Conflict Minerals in the Company’s supply chain.

Based on the RCOI, the Company has reason to believe that certain of its necessary Conflict Minerals could have originated in the Covered Countries and such necessary Conflict Minerals may not have been from recycled or scrap sources.

4.    Due Diligence Program

We have developed and implemented a due diligence process designed to conform to the internationally recognized due diligence framework, the Organization for Economic Co-operation and Development (“OECD”) Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk-Areas, Third Edition and related supplements (the “OECD Framework”), to determine the origin of the Conflict Minerals used in our products.

5.    Due Diligence Process Design and Description

The OECD Framework provides a five-step framework for risk-based due diligence for responsible supply chains of minerals from conflict-affected and high-risk areas. Using this framework, our Conflict Minerals due diligence process includes:

•establishing strong company management systems;
•identifying and assessing risk in our supply chain;
•designing and implementing a strategy to respond to identified risk;
•carrying out independent third-party audit of supply chain due diligence at identified points in the supply chain; and
•reporting annually on supply chain due diligence.

5.1.    Establish Strong Company Management Systems

We have adopted and communicated our Conflict Minerals Policy both publicly and to relevant internal and external parties that guides our overall program. Additionally, we include conflict minerals compliance requirements in the Gibraltar Supplier Handbook and in our Supplier Code of Conduct. Both our Conflict Minerals Policy and Supplier Code of Conduct are available at www.gibraltar1.com under the heading “Investors” and “Corporate Governance."

We have an operating, cross-functional internal governance team led by supply chain to ensure policy statements and control processes are followed.

5.2.    Identify and Assess Risk in the Supply Chain

Given the large number of suppliers in our supply chain, it is not practicable for us to survey all our suppliers. As such, we conducted our surveys leveraging the Conflict Minerals Reporting Template (“CMRT” or, the “Template”), which were sent to all suppliers considered to be subject to the Rules and used the CMRT to identify smelter or refiner facilities and countries of origin of our necessary conflict minerals. Accordingly, we sent 369 surveys to direct material suppliers within the scope of our RCOI, representing approximately 77% of the Company’s direct material supplier spend in 2023. We received 272 responses to our request for information. We have relied on these suppliers’ responses to provide us with information about the source of Conflict Minerals contained in the components supplied to us. Our direct material suppliers within the scope of our RCOI are similarly reliant upon information provided by their suppliers.

5.3.    Design and Implement a Strategy to Respond to Identified Risks

We have adopted a conflict minerals policy and implemented a management team led by our supply chain for oversight over the conflict minerals process. Our senior management is briefed about our risk assessment plan and due diligence efforts. Our risk assessment includes our suppliers’ data submissions and our focus on improvement efforts to improve future survey efforts as well as the completeness and accuracy of our suppliers' responses. As applicable, we work with suppliers who are sourcing from smelters not participating or compliant with independent third-party conflict minerals audit programs to move towards using participating or compliant smelters within a reasonable time frame, which is dependent on the criticality of the specific part and the availability of alternative suppliers.

5.4.    Carry Out Independent Third-Party Audit of Supply Chain Due Diligence at Identified Points in the Supply Chain

We do not have a direct relationship with Conflict Minerals smelters and refiners, nor do we perform direct audits of these entities that provide our supply chain with the Conflict Minerals. However, we do rely upon industry, for example, Responsible Business Alliance, formerly the Electronic Industry Citizenship Coalition, and RMI's Responsible Minerals Assurance Process (“RMAP”) efforts to influence smelters and refineries to get audited and certified through RMI program.

5.5.    Report on Supply Chain Due Diligence

We have provided the information in this Report and made this Report available on our website.

6.    Due Diligence Process and Survey Responses

We conducted a survey of the active suppliers described above using the CMRT offered by RMI. The Template was developed to facilitate disclosure and communication of information regarding smelters that provide material to a company’s supply chain. It includes questions regarding a company’s policy, engagement with its direct suppliers, and a listing of the smelters the company and its suppliers use. In addition, the Template contains questions about the origin of Conflict Minerals included in their products, as well as supplier due diligence. Written instructions and recorded training illustrating the use of the tool are available on RMI’s website. The Template is widely adopted by many companies in their due diligence processes related to Conflict Minerals.

We identified 369 suppliers of direct materials who were within the scope of the RCOI and have received responses from 272 suppliers and submitted follow-up requests for responses for the 97 remaining suppliers within the scope of our RCOI. The Company created and maintains a database of this information. The responses received from the suppliers resulted in the identification of 350 unique smelters. The Company determined that 77 of these smelters source, or there is reason to believe that they source, from the Covered Countries. The Company did not audit these smelters, but instead relied on the RMI’s RMAP. The Company was able to determine that 56 of these smelters were conformant with the relevant RMAP standard in relation to the RMI program as of May 6, 2024.

7.    Conflict Minerals Status Analysis and Conflict Status Conclusion

Based on information provided by our suppliers and our due diligence efforts, we concluded that a portion of our necessary Conflict Minerals originated in the Covered Countries and such necessary Conflict Minerals may not have been from recycled or scrap sources for calendar year 2023.

8.    Steps We are Taking and Plan to Take

We are committed to complying with the provisions of the Rule and expect to continue our efforts to improve our conflict minerals program and related due diligence. As we further develop our program and procedures, we are taking and intend to continue to take the following steps to mitigate the risk that any of the Conflict Minerals contained in our products could benefit armed groups in the Covered Countries. These may include, but are not limited to the following:

•Developing policies and processes intended to identify and limit the use of Conflict Minerals or derivative metals necessary to the functionality or production of our product(s) that finance or benefit armed groups in the Covered Countries.

•Not knowingly procuring specified minerals that originate from facilities in the Covered Countries that are not “Conflict Free.”

•Expecting suppliers whose products contain Conflict Minerals to establish policies, due diligence frameworks, and management systems consistent with the OECD Framework that are designed to accomplish this goal and requiring their suppliers to do the same.

We believe in establishing and maintaining long-term relationships with suppliers whenever possible. However, if we determine that any supplier is, or a reasonable risk exists that it may be, violating our Conflict Minerals Policy, then we generally require the supplier to promptly implement a remediation plan. Continued non-compliance or lack of willingness to take steps to address issues of concern may ultimately lead to the termination of the supplier relationship. Our efforts are not to ban procurement of minerals from the Covered Countries, but to assure procurement from responsible sources in the region. If we determine that any of the components of our products contain minerals from a mine or facility that is not participating or compliant with an independent third-party conflict mineral audit program, we intend to work towards transitioning to components that contain materials from a mine or facility that is so compliant.

Forward-Looking Statements

This Report contains forward-looking statements which express a belief, expectation or intention, as well as those that are historical fact, and include statements relating to our compliance efforts and expected actions. The words “expects,” “intends,” “plans,” “believes,” and “anticipates” and similar expressions are used to identify these forward-looking statements. These statements are not guarantees of future actions or performance and involve certain risks, uncertainties and assumptions that are difficult to predict with regards to timing, extent, likelihood and degree of occurrence. We do not undertake to update forward-looking statements to reflect facts, circumstances, events, or assumptions that occur after the date the forward-looking statements are made. Actual results could differ materially from those included in such forward-looking statements. Investors are cautioned that all forward-looking statements involve risk and uncertainty. Undue reliance should not be placed on these forward-looking statements.